EXHIBIT 10.13

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered effective as of January 1, 2006 (“Effective Date”), between Interactive Television Networks, Inc., a Nevada corporation, (the “Company”), whose principal place of business is 28202 Cabot Rd, Ste 300, Laguna Niguel, CA 92677 and Joseph Scotti, an individual (the “Executive”), whose address is 3 Consul Road, Livingston, NJ 07039.

RECITALS:

A.
The Company is engaged in an Internet Protocol Television subscription based business that sells an internet appliance (“ITVN STB”) allowing subscribers to view content using proprietary hardware and software that connects a television set to the internet (the “Business”).

B.	Executive has experience in the Business and the Company wishes to employ Executive pursuant to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Executive hereby agree as follows:

1. Employment. The Company hereby agrees to employ Executive as Executive Vice-President of Programming, and Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth. Executive shall report to the Chief Executive Officer. Executive shall devote a minimum of forty (40) hours per week, of time and effort to his duties to the Company, provided, however, that Executive shall not be prevented from serving as a director in other companies or investing his assets or time in investments in business entities which are not a Competitive Business as hereinafter defined.

2. Compensation/Benefits.

a. Salary. Company shall pay Executive a base salary of One Hundred and Seventy Two Thousand Five Hundred Dollars ($172,500) per year during the Term. Said salary shall be paid in twenty-four (24) equal payments of Seven Thousand One Hundred and Eighty Seven Dollars ($7,187) and each payment shall be paid on the 1st and the 15th day of each calendar month (the “Base Salary”). The amount of the Base Salary shall be reviewed and may be increased from time to time by the Compensation Committee of the Company. No such change shall in any way abrogate, alter, terminate or otherwise affect the other terms of this Agreement.

b. Equity Compensation. Executive shall receive Two Hundred Thousand (200,000) options to acquire shares of the Company’s common stock at the fair market value on the date such options are granted by the Company’s board of directors (hereafter, the “Options”). One half of these Options will vest immediately and one half shall vest on the Executives first anniversary of employment with the Company. All of these Options may be exercised at any time following the date of vesting for a period of three years. This paragraph sets forth the entire understanding and agreement of the parties with respect to any and all Company equity including but not limited to Company Warrants, Options and/or Stock promised, contemplated or granted to Executive or Executive’s affiliates. This paragraph supersedes all prior and contemporaneous understandings and agreements, whether oral or written relating to Company equity but does not affect the Executive’s compensation as a member of the Board of Directors of the Company. When the Executive resigns from the Board of Directors, all earned cash compensation and unvested Options shall become fully vested.

c. Other Compensation. The Executive shall be entitled to receive reimbursement for all reasonable “out of pocket” expenses as allowed under the Company’s Executive Travel and Entertainment Policy, and the use of a Company lap-top, cellular phone, and Blackberry.

d. Performance Bonus. The Executive shall be entitled to a performance bonus to be paid quarterly of Two Thousand Five Hundred Dollars ($2,500) per launch of each Network from the list in Exhibit A that is distributed by the Company available through it’s ITVN STB (however, Executive shall not be entitled to multiple performance bonuses for multiple derivatives of a Network. For example, all of the HBO channels shall be considered one Network) . This list may be amended from time to time by mutual agreement. Forty percent (40%) of this bonus may be paid in Common Stock with piggy-back registration rights at a 15% discount to the VWAP of the Company’s Common Stock during the calendar quarter in which the launch or launches occurred. Should signature of the agreement providing for the launch occur during the Executive’s employment but the launch occurs within One Hundred and Eighty (180) days after Termination of the Executive’s employment, then the Executive shall be entitled to the Performance Bonus relating to the launch of such Networks due on the last day of the month in which the Network(s) is(are) launched.

e. Health Insurance. The Executive and his dependants shall be entitled to receive medical health insurance coverage under the Company’s PPO 30 or classic HMO health care plans at no cost to Executive. Coverage shall be provided on the first day of the month after employment begins and Executive completes the health care applications.

f. The Executive shall be entitled to Four (4) weeks paid vacation per year.

3. Term.  The Term of employment hereunder will commence as of the Effective Date and end Eighteen (18) months from the Effective Date (“Term”), unless terminated pursuant to Section 4 of this Agreement. The Term shall automatically renew (“Renewal Term”) for successive twelve (12) month terms, unless written notification is provided by either party no less than 30 days prior to the expiration of the Term.

4. Benefits.

a. Death. In the event of the death of the Executive during the Term or the Renewal Term of the Agreement, salary shall be paid to the Executive's designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Executive only for the period ending at the date of death. The Company shall also pay to the Executive's estate or heirs, as the case may be, any Performance Bonus due based upon (i) the formula set forth in Section 2(d) of this Agreement for the fiscal year in which the death of the Executive occurred.

b. Disability.

(i) In the event of the Executive's Disability, as hereinafter defined, the Executive shall only be entitled to compensation in accordance with the Company’s disability compensation practice for Executives, including any separate arrangement or policy covering the Executive, but in all events the Executive shall continue to receive the Executive’s salary and all other benefits under this Agreement for a period ending at the date of termination for Disability as determined below. Any amounts provided for in this Section 4(b) shall be offset by other long-term disability benefits provided to the Executive by the Company.

(ii) “Disability” for the purposes of this Agreement, shall be deemed to have occurred in the event (a) the Executive is unable by reason of sickness or accident to perform the Executive's duties under this Agreement for a cumulative total of twelve (12) weeks within any one calendar year or (b) the Executive is unable to perform Executive’s duties for ninety (90) consecutive days or (c) the Executive has a guardian of the person or estate appointed by a court of competent jurisdiction-. Termination due to Disability shall be deemed to have occurred upon the first day of the month following the determination of Disability as defined in the preceding sentence.

Anything herein to the contrary notwithstanding; if, following a termination of employment hereunder due to Disability as provided in the preceding paragraph, the Executive becomes reemployed, whether as an Executive or a consultant, any salary, annual incentive payments or other benefits earned by the Executive from such employment shall offset any salary continuation due to the Executive hereunder commencing with the date of reemployment.

c. Termination by the Company for Cause.

(i) Nothing herein shall prevent the Company from terminating the Executive’s employment for “Cause” as hereinafter defined. The Executive shall continue to receive salary only for the period ending with the date of such termination as provided in this Section 4(c). Any rights and benefits the Executive may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.

(ii) “Cause” shall mean (a) committing or participating in an injurious act of fraud, gross neglect, intentional and material misrepresentation, embezzlement or dishonesty against the Company; (b) committing or participating in any other materially injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Company (monetarily or otherwise); (c) conviction of an act or acts constituting a felony under the laws of the United States or any state thereof (d) a willful act by Executive as a result of which he knowingly receives an significant improper material personal benefit at the expense of the Company, (e) any other willful misconduct by Executive that is materially injurious to the business or business reputation of Employer.

(iii) Notwithstanding anything else contained in this Agreement, this Agreement will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a notice of termination stating that the Executive committed one of the types of conduct set forth in this Section 4(c) contained in this Agreement and specifying the particulars thereof and the Executive shall be given a thirty (30) day period to cure such conduct set forth in Section 4(c).

d. Termination by the Company Other than for Cause.

(i) The foregoing notwithstanding, the Company may terminate the Executive's employment for whatever reason it deems appropriate; provided, however, that in the event such termination is not based on Cause, as provided in Section 4(c) above, the Company shall continue to be obligated to pay to Executive his base salary through the later of (A) three (3) months or (B) the remaining term of this Agreement. In such event, Executive shall have no duty to mitigate such payments.

(ii) In the event that the Executive's employment with the Company is terminated pursuant to this Section 4(d), or if the Company opts to not renew the Agreement for a Renewal Term, then Section 5 of this Agreement and all references thereto shall be inapplicable as to the Executive and the Company.

e. Voluntary Termination. In the event the Executive terminates the Executive's employment on the Executive's own volition prior to the expiration of the Term or Renewal Term of this Agreement, including any renewals thereof, such termination shall constitute a voluntary termination and in such event the Executive shall receive base salary only for the period ending with the date of such termination. Any rights and benefits the Executive may have in respect of any other compensation, including any “Performance Bonus” under Section 2(d) above, shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.

5. Covenant Not to Compete. Executive acknowledges and recognizes the highly competitive nature of Company's business and the goodwill and business strategy of the Company and continued patronage constitute a substantial asset of the Company. Executive further acknowledges and recognizes that during the course of the Executive's employment Executive will receive specific knowledge of Company's business, access to trade secrets and Confidential Information, as defined in Section 6, participate in business acquisitions and corporate decisions, and that it would be impossible for Executive to work for a Competitive Business without using and divulging this valuable confidential information. Executive acknowledges that Company is without an adequate remedy at law in the event this covenant is violated. Executive further acknowledges that this covenant not to compete is an independent covenant within this Agreement. This covenant shall survive this Agreement for a period of six months after termination of this Agreement and shall be treated as an independent covenant for the purposes of enforcement; provided, however, that the provisions of this Section 5 shall not apply if Executive's employment is terminated without cause as provided in Section 4(d) above, or if the Company declines to renew this Agreement at the end of the Term or at the end of a Renewal Term. The Executive recognizes that the terms of this covenant are reasonable and necessary for the protection of the Company's business because the value of Executive's services will be enhanced by his association with the Company. Accordingly, Executive agrees to the following:

a. That during the term of this Agreement and for a period of six (6) months after termination for Cause or Voluntary Termination of the Executive’s employment under this Agreement or any renewal or extension thereof (the “Restricted Period”), Executive will not individually or in conjunction with others, directly or indirectly engage in any Competitive Business, other than on behalf of the Company and as agreed by the Company and Executive, whether as an officer, director, proprietor, employer, Executive, partner independent contractor, investor (other than as a holder of less than one percent (1%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise. For purposes of this Agreement, a “Competitive Business” is a business which designs, manufactures, sells, distributes or licenses, directly or indirectly, an internet appliance that enables an end user to connect an internet connection to a television so as to enable the television to display streamed media delivered over the internet.

b. That during the Restricted Period, Executive will not, indirectly or directly, compete with the Company by soliciting, inducing or influencing any of the Company's customers or Executives at any time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company.

c. That during the Restricted Period, Executive will not (i) directly or indirectly recruit or solicit any Executive or agent of the Company to discontinue such employment or agency relationship with the Company, or (ii) employ or seek to employ, or cause to permit any Competitive Business to employ or seek to employ for any Competitive Business any person who is then (or was at any time within three (3) months prior to the date Executive or the Competitive Business employs or seeks to employ such person) employed by the Company. Notwithstanding the above, the Executive retains the right to employ Philip de la Gueronniere at any time.

d. That during the Restricted Period, Executive will not interfere with, disrupt or attempt to disrupt any past, present or prospective relationship contractual or otherwise, between the Company and any of the Company's Executives or agents.

e. The provision of this Section 5 will not be in effect for any corporation or partnership which is a direct or indirect shareholder, subsidiary, related entity or interest holder, of the Company, and/or has entered into any kind of joint venture relationship or partnership with the Company.

6. Non-Disclosure of Confidential Information.

a. Executive acknowledges that the Company's trade secrets, private or secret processes, methods and ideas as they exist from time to time, information concerning the Company's products, business records and plans, inventions, acquisition strategy, price structure and pricing, discounts, costs, computer programs and listings, source code and/or subject code, copyright trademark proprietary information, formulae, protocols, forms, procedures, training methods, development technical information, know-how, show-how, new product and service development, advertising budgets, past, present and future marketing, activities and procedures, method for operating the Company's Business, credit and financial data concerning the Company's Clients and customer lists, which customer lists shall not only mean one or more of the names and address of the customers of the Company, but it shall also encompass any and all information whatsoever regarding them, including their needs, and marketing; advertising, promotional and sales strategies, sales presentations, research information, revenues, acquisitions, practices and plans and information which is embodied in written or otherwise recorded form, and other information of a confidential nature not known publicly or by other companies selling to the same markets and specifically including information which is mental, not physical (collectively, the "Confidential Information"), are valuable, special and unique assets of the Company, access to and knowledge of which have been provided to Executive by virtue of Executive's association with the Company. In light of the highly competitive nature of the industry in which the Company’s business is conducted, Executive agrees that all Confidential Information, heretofore or in the future obtained by Executive as a result of Executive's association with the Company shall be considered confidential.

b. The Executive agrees that the Executive shall (i) hold in confidence and not disclose or make available to any third party any such Confidential Information obtained directly or constructively from the Company, unless so authorized in writing by the Company; (ii) exercise all reasonable efforts to prevent third parties from gaining access to the Confidential Information; (iii) not use, directly or indirectly the Confidential information in order to perform the Executive's duties and responsibilities to the Company; (iv) restrict the disclosure or availability of the Confidential Information to those who have read and understand this Agreement and who have a need to know the information in order to achieve the purposes of this Agreement without the prior consent of the Company; (v) not copy or modify any Confidential Information without prior written consent of the Company, provided, however, that such copy or modification of any Confidential Information does not include any modifications or copying which would otherwise prevent the Executive from performing his/her duties and responsibilities to the Company; (vi) take such other protective measures as may be reasonably necessary to preserve the confidentiality of the Confidential Information; (vii) promptly deliver to the Company any such matter as the Company may direct at any time, and not retain any copies or other reproductions thereof.

c. Excluded from the Confidential Information, and therefore not subject to the provisions of this Agreement, shall be any information which the Executive can show (i) at the time of disclosure, is in the public domain as evidenced by printed publications; (ii) after the disclosure, enters the public domain by way of printed publication through no fault of the Executive; (iii) by written documentation was in its possession at the time of disclosure and which was not acquired directly or indirectly from the Company; or (iv) by written documentation was acquired, after disclosure, from a third party who did not receive it from the Company, and who had the right to disclose the information without any obligation to hold such information confidential. The foregoing exceptions shall apply only from and after the date that the information becomes generally available to the public or is disclosed to the Executive by a third party, respectively. Specific information shall not be deemed to be within the foregoing exceptions merely because it is embraced by more general information in the public domain. Additionally, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain. If the Executive intends to avail himself/herself of any of the foregoing exceptions, the Executive shall notify the Company in writing of his/her intention to do so and the basis for claiming the exception.

d. Upon written request of the Company, Executive shall return to the Company all written materials containing the Confidential Information. Executive shall also deliver to the Company written statements signed by Executive certifying all materials have been returned within five (5) days of receipt of the request.

7. Remedies.

a. The Executive acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Confidential Information would not be an adequate remedy upon breach or threatened breach of Section 5 or Section 6 and consequently agrees, upon proof of any such breach, to the granting of injunctive relief prohibiting any form of involvement with any Competitive Business. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

b. In the event that the Executive shall be in violation of the aforementioned restrictive covenants as set forth in Section 5 or Section 6, then the time limitation during which breach or breaches should occur, and in the event the Company should be required to seek relief from such breach in any court or other tribunal, then the covenant shall be extended for a period of time equal to the pendency of such proceedings, including appeal.

8. Amendments. This Agreement shall not be modified or amended except by written agreement duly executed by the parties hereto.

9. Headings. All sections and descriptive headings of this Agreement are inserted for convenience only, and shall not affect the construction or interpretation hereof.

10. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one and the same instrument.

11. Entire Agreement. This Agreement hereto constitutes the entire understanding between the parties with respect to the matter covered herein, superseding all prior and contemporaneous understandings and agreements, whether oral or written.  Nothing in this Agreement will prevent or restrict Executive from serving on the Board of Directors of public or private companies and receive compensation from such service.

12. Governing Law. This Agreement is to be construed and enforced according to the laws of the State of California. This Agreement shall not be construed more strictly against one party than the other, merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Company and Executive have contributed substantially and materially to the negotiation and preparation of this Agreement.

13. Venue. Venue in any action arising from this Agreement shall be in the State of California.

14. Attorneys’ Fees. In connection with any controversy arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs at pretrial, trial, and appellate levels from the non-prevailing party.

15. Severability. Inapplicability or unenforceability of any provision of this Agreement shall not limit or impair the operation or validity of any other provision of this Agreement or any such other instrument.

16. Non-Assignability. This Agreement is personal in nature and not assignable by any party hereto.

17. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, its’ successors, transferees and assigns.

18. Construction. In construing this Agreement, the singular shall include the plural and the plural shall include the singular, and the use of any gender shall include every other and all genders.

19. Relationship and Covenants of Executive. Executive acknowledges that the relationship between the parties hereto is exclusively that of Company and employee. The Company shall be the sole owner of all the fruits and proceeds of Executive's services hereunder, including, but not limited to, all ideas, concepts, formats, software designs, suggestions, developments, arrangements, articles, stories, writings, compilations, campaigns, packages, programs, promotions and other intellectual properties which Executive may create in connection with Executive’s activities as an Executive of the Company during the Term ("Executive's Work Product"), free and clear of any and all claims by Executive (or anyone claiming under or through Executive). Executive is rendering his services hereunder as an Executive-for-hire by the Company and that all such writings and materials developed by Executive in connection with the Company’s business are work-made-for-hire under the copyright law of the United States.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written in Orange County, California.

THE COMPANY

By:
Name: Charles Prast
Its: CEO

EXECUTIVE

By:
Joseph Scotti